Calculation of Filing Fee Tables
S-8
AIxCrypto Holdings, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Other	1,047,865	$ 1.2592	$ 1,319,471.61	0.0001381	$ 182.22
Total Offering Amounts:						$ 1,319,471.61		$ 182.22
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 182.22
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional securities of AIxCrypto Holdings, Inc. (the "Registrant") that may become issuable under the Registrant's 2025 Equity Incentive Plan (the "Plan") as a result of any future stock splits, stock dividends or similar adjustments of the Registrant's outstanding shares of common stock. The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.2592, based on the average of the high sales price ($1.314) and the low sales price ($1.2044) for the Registrant's common stock as reported by Nasdaq Capital Market on April 15, 2026. The 1,047,865 shares of common stock to be registered are reserved for future grants under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources